Exhibit 99.1

NEWS BULLETIN

M.D.C. HOLDINGS, INC.	RICHMOND AMERICAN HOMES HOMEAMERICAN MORTGAGE

FOR IMMEDIATE RELEASE
TUESDAY, DECEMBER 14, 2004

Contacts:	Paris G. Reece III	Rachel L. Neumann
	Chief Financial Officer	Communications Director
	(303) 804-7706	(303) 804-7729
	greece@mdch.com	rlneumann@mdch.com

M.D.C. HOLDINGS ANNOUNCES
STOCK SPLIT IN THE FORM OF 30% STOCK DIVIDEND

     DENVER, Tuesday, December 14, 2004 — M.D.C. Holdings, Inc. (NYSE/PCX: MDC) today announced that its board of directors has declared a stock split to be effected in the form of a 30% stock dividend. The stock dividend will be distributed on January 12, 2005 to shareowners of record on December 28, 2004 and will be in the form of three additional shares of MDC common stock for each ten shares owned by shareowners on the record date. Cash will be paid in lieu of fractional shares based on the closing price of MDC’s common stock on the record date. The Company currently intends to continue paying a quarterly cash dividend of fifteen cents ($.15) per share following the stock dividend. As a result, the quarterly cash dividend effectively will be increased by 30% relative to current levels.

     MDC, whose subsidiaries build homes under the name “Richmond American Homes,” is one of the largest homebuilders in the United States. The Company also provides mortgage financing, primarily for MDC’s homebuyers, through its wholly owned subsidiary HomeAmerican Mortgage Corporation. MDC is a major regional homebuilder with a significant presence in some of the country’s best housing markets. The Company is the largest homebuilder in Colorado; among the top five homebuilders in Northern Virginia, suburban Maryland, Phoenix, Tucson, Las Vegas and Salt Lake City; and among the top ten homebuilders in Jacksonville, Northern California and Southern California. MDC also has established operating divisions in Dallas/Fort Worth, Houston, West Florida, Philadelphia/Delaware Valley and Chicago. For more information about our Company, please visit www.richmondamerican.com.

-###-